Exhibit 10.4

SSA Acquisition Corporation
Liz Davis
500 W. Madison Suite 3200
Chicago, ILL

SSA

August 23, 2000

Mr. John Walles

830 Kerry Ct.

Palatine, IL 60067-6733

Dear John:

SSA is pleased to confirm our verbal offer for the position of Vice President, Worldwide Finance for SSA. You will be reporting to Cathy Scanlon. Your start date will be August 21, 2000.

Your compensation plan will include a base salary of $175,000 paid in semi-monthly installments. You will also be eligible for a variable component equal to $50,000.

You will be eligible to participate in all other benefits available to SSA employees. These benefits include health, dental, disability, life insurance, tuition reimbursement, and 401k plans.

This is a confidential job offer. In the event that the details of this agreement are disclosed to others by you, it will be construed as a breach of agreement. In addition, you will be required to read and sign SSA’s Patent and Confidentiality agreement upon employment. This job offer is conditional upon the accuracy of the statement in your resume and during your interview as to you abilities and qualifications.

We look forward to you joining SSA, and we are confident that you possess the skills and enthusiasm to be very successful in this position.

Please acknowledge acceptance of this offer by signing and returning the enclosed copy of this letter to me as soon as possible. Also, please confirm the start date agreed to by indicating it on the appropriate line. If you have any question, please do not hesitate to contact me.

Sincerely,

/s/ Liz Davis
Liz Davis	John Walles
Vice President, Human Resources	Start Date	/s/ John Walles
August 23, 2000

John Walles

830 Kerry Court

Palatine, IL 60067-6733

Employment Agreement

In consideration of the mutual covenants and conditions contained herein, the parties intending to be legally bound, agree as follows:

Section 1

Employment

Employment – The Company hereby employees “Employee” as Chief Financial Officer of SSA Global Technologies, Inc. the “Company”, subject to the terms and conditions set forth below. This is intended as an offer of employment and is subject to Board approval. This approval is expected to be obtained within a reasonable length of time.

Section 2

Compensation and Benefits

Compensation – Effective August 21, 2000, as compensation for Employee’s services Employee will receive

Base Salary @ USD$175,000.00 payable in semi-monthly installments

Bonus @ USD$50,000

On-Target Earnings (OTE) of $225,000

*Definition of Bonus Calculation:

$20,000.00 Annual Total Company Operating Income Bonus- Based on achieving 100% of Total Company Operating Profit. Payment: Within 30 days of the close of the fiscal year-end audit

$20,000.00 Quarterly Company Operating Income Bonus, $5,000.00 per Quarter- Based on achieving 100% of the Quarterly Company Operating Profit. Payment: Within 30 days of the close of the quarterly audit.

$10,000.00 Quarterly Discretionary Performance Bonus, $2,500.00 per Quarter – Quarterly discretionary bonus paid on the MBO to be defined within the next 30 days. MBO to include variables assigned quarterly by the CEO such as AR, Collections and AR day sales outstanding.

Overage/Underage Provision – A prorated Annual Operating Income and Quarterly Operating Income Bonus will be paid for achievement of 70% - 115%.

Equity – To be determined subject to Board Approval.

Benefits - Employee will be eligible to participate in all Company benefit plans on the same terms as any other employee.

Duties – Employee will devote his full business time and attention and best efforts to the affairs of the Company and Employee shall not engage in any other business duties or pursuits or render any services of a professional nature to any other entity or person, without the prior written consent of the Company.

Section 3

Termination

Termination for Cause – The Company shall have the right at any time, exercisable upon 90 days’ written notice, to terminate Employee’s employment for “Cause”. “Cause shall mean (1) gross negligence or willful misconduct by Employee in the performance of Employee’s obligations hereunder, (2) material breach of any provision of this Agreement and, if such breach is susceptible to cure, such breach is not cured within 90 days of written notice to Employee, (3) felony conviction, (4) fraud, embezzlement or any other illegal or wrongful conduct substantially detrimental to the Company, (5) intentionally imparting material confidential information relating to the Company other than in the course of Employee’s duties. (6) violation of the conditions detailed in the Authority Matrix. Upon termination for Cause, Employee shall be entitled to receive Base Salary, unpaid accrued vacation and benefits through the effective date of the termination. No other payments or compensation of any kind will be paid.

Resignation – Employee may resign and terminate his employment at any time by giving 90 days’ written notice. Employee will receive the same payment as outlined in Termination for Cause.

Termination Due to Death or Disability – This agreement shall automatically terminate upon Employee’s death. In addition, if Employee is unable to perform his duties by reason of any mental or physical disability or incapacity for a period of 90 consecutive days, the Company may terminate his employment upon 30 days’ written notice. Employee will receive the same payment as outlined in Termination for Cause except as otherwise provided under the Company’s Disability plan.

Termination Without Cause; Resignation With Good Reason – The Company shall have the right, exercisable upon 10 days’ prior written notice, to terminate Employee’s employment under this Agreement for any reason or for no reason, at any time. The Employee shall have the right, exercisable upon 10 days’ prior written notice, to terminate his employment under this Agreement for “Good Reason”. “Good Reason” shall mean any of the following actions by the Company: (1) material reduction in Employee’s title or responsibilities, (2) material breach by the Company of any provision of this Agreement and, if such breach is susceptible to cure, such breach is not cured within 10 days of written notice to the Company. If Employee is terminated without Cause or resigns with Good Reason.

Section 4

Certain Agreements

Confidentiality – Employee acknowledges that the Company owns and will own and has developed and will develop proprietary information concerning its business and its customers and clients (“Proprietary Information”). Such Proprietary Information includes, among other things, trade secrets, financial information, product plans, customer lists, marketing plans, systems, manuals, training materials, forecasts, inventions, improvements, ideas, know-how and other intellectual property. Employee shall, at all times, both during employment by the Company and thereafter, keep all Proprietary Information in confidence and trust and will not use or disclose any Proprietary Information without the written consent of the Company, except as necessary in the ordinary course of Employee’s duties. Employee shall keep the terms of this Agreement in confidence and trust and shall not disclose such terms.

Company Property –Employee recognizes that all Proprietary Information, however stored or memorialized, and all identification cards, keys, access codes, marketing materials, documents, records and other equipment or property which the Company provides are the sole property of the Company. Upon termination Employee shall (1) refrain from taking any such property from the Company’s premises and (2) return any property in Employee’s possession.

Assignment of Inventions to the Company – Employee will promptly disclose to the Company all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs, know-how and trade secrets developed, whether or not patentable, made or conceived or reduced to practice or developed by Employee, either alone or jointly with others, during his employment or using the Company’s equipment, supplies, facilities or trade secret information (collectively, “Inventions”). All Inventions, and other intellectual property rights shall be the sole property of the Company and shall be “works made for hire.” Employee hereby assigns to the Company any rights Employee may have or acquire in all Inventions and agrees to perform, during and after employment with the Company, at the Company’s expense, all acts reasonably necessary by the Company in obtaining and enforcing intellectual property rights with respect to such Inventions. Employee hereby irrevocably appoints the Company and its officers and agents as Employee’s attorney-in-fact to act for and in Employee’s name and stead with respect to such Inventions.

Non-Solicitation of Other Employees and Agents – For a period of 18 months after termination hereof, Employee will not encourage, solicit, induce, or attempt to encourage, solicit or induce any other employee or any independent contractor, agent or representative of the Company to leave his/her employment or terminate his/her relationship with the Company. In addition for a period of 18 months after termination hereof, Employee will not hire or attempt to hire any person who is an employee, contractor, agent or representative of the Company at such time or who has been an employee, contractor, agent or representative of the Company at any time within six months preceding such time.

Non-Solicitation of Customer, Clients, and Suppliers. For a period of 18 months after termination hereof, Employee will not, directly or indirectly, (1) solicit, divert or attempt to solicit or divert, on behalf of any other business competitive with the Company, any customer or client of the Company, or any prospective customer or client of the Company, at the time of, or within one year prior to, termination hereof, or (2) interfere with any business relationship between the Company and any business which supplies products or services to the Company.

Covenant Not to Compete – For a period of 18 months after termination hereof, Employee will not own, manage, participate in, become employed by or be connected in any manner with any business that competes with the Company in the development,  production, marketing or servicing of any service or product (1) with which Employee was involved in the course of Employee’s employment or (2) of which Employee has gained knowledge in the course of Employee’s employment. Employee acknowledges that the Company conducts or will conduct its operations throughout the United States and worldwide and that Employee therefore shall not, during the period specified above, engage in such competitive conduct anywhere in the world. Notwithstanding the foregoing, Employee may beneficially own publicly traded securities representing not more than 2% of any business that competes with the Company.

Remedies – Employee recognizes that irreparable harm would result from any breach by Employee of the covenants in this Section 4 and that monetary damages alone would not provide adequate relief, and therefore, Employee acknowledges that in such case injunctive relief is proper, in addition to any other relief the Company may seek. In the event the Company brings an action to enforce any provision of this Article 4, the non-prevailing party shall pay to the prevailing party all costs and expenses, including attorneys’ fees, which the prevailing party incurs in such action.

Section 5

Miscellaneous Provisions

Severability – The parties agree that it is not their intention to violate any public policy or statutory or common law. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be judicially declared to be invalid, unenforceable, void or voidable, such decision will not have the effect of invalidating, voiding or rendering voidable the remainder of this Agreement.

Governing Law – This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to its principles of conflicts of laws.

Employee has read this Agreement carefully and understands and accepts the obligations which it imposes upon Employee without reservation. No other promises or representations have been made to Employee to induce Employee to sign this Agreement. Employee is signing this Agreement voluntarily and freely.

COMPANY:		EMPLOYEE:

SSA Global Technologies, Inc.

By:	/s/ ILLEGIBLE	/s/ John Walles
2/22/2001
Title:	CEO

Dated:	2/22/01